Exhibit 10.8

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXECUTION COPY

BP LICENSE AGREEMENT

by and between

BP BIOFUELS NORTH AMERICA LLC

and

VERENIUM CORPORATION

(Effective as of September 2, 2010)

LICENSE AGREEMENT INDEX

i

BP LICENSE AGREEMENT

THIS BP LICENSE AGREEMENT (“Agreement”) is made as of September 2, 2010 (“Effective Date”), by and between BP Biofuels North America LLC, a Delaware limited liability company (“BP”), and Verenium Corporation, a Delaware corporation (“Licensee”).

RECITALS

BP and Licensee have entered into that certain Asset Purchase Agreement dated as of July 14, 2010 (“Asset Purchase Agreement”), pursuant to among other things, Licensee will sell to BP, and BP will purchase from Licensee, all of the assets, rights and properties of Licensee and its Non-Biofuels Subsidiaries (as defined in the Asset Purchase Agreement) used in or related to Licensee’s lignocellulosic biofuels business and all of the capital stock of the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement);

Following the sale of the LC Business, Licensee plans to continue operating the Enzyme Business (as defined in the Asset Purchase Agreement);

Licensee desires to obtain from BP certain rights and licenses to use the Licensed Rights (as defined below) as provided herein;

The Licensed Rights include rights to use the Enzyme Libraries (as defined below), and Licensee will receive a copy of the Enzyme Libraries for use pursuant to the terms and conditions set forth herein; and

BP’s and Licensee’s execution and delivery of this Agreement, and the grant of such rights and licenses to the Licensed Rights, is required by the Asset Purchase Agreement.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained in this Agreement, to induce the Parties to enter into the Asset Purchase Agreement and consummate the transactions contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, BP and Licensee agree as follows:

ARTICLE I

Definitions

For the purposes of this Agreement, the following terms have the following meanings:

1.1 “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, (a) controls, (b) is controlled by, or (c) is under common control with, any other Person referred to in this Agreement. As used in this Section 1.1, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise. One Person is presumed to control another Person if the first Person possesses, directly or indirectly, fifty percent (50%) or more of the voting rights in the second Person entitled to vote at a meeting of shareholders, members, partners or other equity or ownership interest holders.

1.2 “Biofuels Affiliates” means, upon the consummation of the transaction contemplated by the Asset Purchase Agreement, the Biofuels Subsidiaries (as defined in the Asset Purchase Agreement), their successors and assigns, and any Affiliate of BP which carries on or conducts the LC Business or owns any of the Licensed Rights.

1.3 “BP” means BP Biofuels North America LLC, a Delaware limited liability company, or any successor or assign pursuant to Section 12.3.

1.4 “BP Activities” has the meaning given it in Section 3.2 of this Agreement.

1.5 “BP Field of Use” means the researching, development, manufacture and commercialization (including without limitation to make or have made, use or have used, practice or have practiced, improve or have improved, import or have imported, export or have exported, market or have marketed, distribute or have distributed, license, sell, offer for sale or have sold) of lignocellulosic ethanol and other lignocellulosic biofuels and lignocellulosic bioproducts, lignocellulosic butanol and lignocellulosic diesel biofuels, including without limitation conversion of cell wall sugars and/or cell wall sugar compounds into biofuels or bioproducts, and for the avoidance of doubt excludes starch to ethanol, starch to other biofuels and starch to bioproducts.

1.6 “BP Field of Use License” has the meaning given such term in Section 2.4 of this Agreement.

1.7 “BP Indemnitees” mean BP, each of BP’s Affiliates, and the officers, directors, independent contractors, partners, shareholders, members, managers, employees, agents, and successors and assigns of BP and BP’s Affiliates.

1.8 “BP Non-Competition Agreement” means the BP Non-Competition Agreement between BP and Licensee, dated as of the Effective Date, as may be amended in accordance with its terms.

1.9 “Claim” has the meaning given such term in Section 8.1.1.

1.10 “Commercial LC Product” means any product developed or produced through the use of the Enzyme Libraries and/or the use of that portion of the Intellectual Property or the Licensed Intellectual Property that covers the Enzyme Libraries in the BP Field of Use.

1.11 “Commercial LC Product Royalty Terms” has the meaning given such term in Section 5.2 of this Agreement.

1.12 “Confidential Information” means any and all information, data and technology disclosed and/or provided by or on behalf of one Party or any of its Affiliates to the other Party or any of its Affiliates, including, without limitation, any and all methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, inventions (whether patentable or unpatentable), improvements, compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, patent applications, products, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms, derivative works, reports, mask works, business and financial data, business plans, skills and compensation of employees and consultants, pricing, financial and operational information, information regarding litigation or other regulatory actions or complaints, marketing plans, customer and supplier information (including, without limitation, actual or potential customers or suppliers, customer or supplier lists, and customer or supplier requirements), regardless of the form in which such information appears, or by which it is communicated whether in tangible or intangible form, whether or not marked as confidential or otherwise identified as confidential, and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, as well as all documents and other information which contain or reflect or are generated from any of the foregoing.

1.13 “Disclosing Party” means a Party or its Affiliate that furnishes or provides access to Confidential Information of such Party or its Affiliate to another Party or its Affiliate.

1.14 “Effective Date” means the date as of which this Agreement is made as set forth in the introductory paragraph.

1.15 “Enzyme Libraries” means all collections of (i) live organisms, cell extracts, nucleic acid extracts, nucleic acids cloned into vectors; (ii) proteins, polypeptides and enzymes included in the SPEED collection; and (iii) other organic compositions, in each case of clauses (i), (ii) and (iii) contained in, or derived or manufactured from, samples of diverse biological materials, which collections are expressly listed and described on Schedule 1.15 and which were Purchased Assets (as defined in the Asset Purchase Agreement) or were assets of the Biofuels Subsidiaries, in each case existing at the Effective Date.

1.16 “Enzyme Libraries License” has the meaning given to such term in Section 2.3.

1.17 “Intellectual Property” means any of the following: (i) (a) Patent Rights which are expressly listed and identified on Schedule 1.17 and (b) Patent Rights arising from prosecution or maintenance of such Patent Rights expressly listed and identified on Schedule 1.17, (ii) registered and unregistered copyrights in both published and unpublished works and all moral rights, and all applications, registrations, renewals and extensions in connection therewith, together with all translations thereof which are expressly listed and identified on Schedule 1.17, (iii) any of the following which are expressly listed and identified on Schedule 1.17: methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, inventions (whether patentable or unpatentable), compositions, devices, molecules, genetically engineered organisms, formulae, illustrations, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms and mask works, (iv) registered and unregistered trademarks, service marks, domain names, trade dress and product configurations, logos, trade names, together with all translations, adaptations, modifications, derivations and combinations thereof and all applications, registrations, renewals and extensions in connection therewith which are expressly listed and identified on Schedule 1.17 (collectively, the “Trademarks”), and (v) all of the foregoing contained or embodied in or with respect to any Software which are expressly listed and identified on Schedule 1.17, all of which were Purchased Assets or acquired by BP as assets of the Biofuels Subsidiaries existing at the Effective Date.

1.18 “LC Business” means the researching, development, manufacture and commercialization (including without limitation to make or have made, use or have used, practice or have practiced, improve or have improved, import or have imported, export or have exported, market or have marketed, distribute or have distributed, license, sell, offer for sale or have sold) of lignocellulosic ethanol and other lignocellulosic biofuels and lignocellulosic bioproducts, lignocellulosic butanol and lignocellulosic diesel biofuels, including without limitation conversion of cell wall sugars and/or cell wall sugar compounds into biofuels or bioproducts (which for the avoidance of doubt excludes starch to ethanol, starch to other biofuels and starch to bioproducts), carried on or conducted by BP and/or any of its Affiliates.

1.19 “LEAP Program Intellectual Property” means the Intellectual Property and Licensed Intellectual Property developed, acquired or licensed as part of the ongoing research and development activities commonly known as the LEAP project, including without limitation, those projects funded in whole or in part by the United States Department of Energy or BP and expressly listed and described on Schedule 1.19, but not including any intellectual property arising from or with respect to Licensee’s research and development project(s) with Syngenta Participations AG.

1.20 “Licensed Intellectual Property” means the intellectual property rights granted to BP or any Biofuels Affiliate pursuant to a license, sublicense or use right under or pursuant to any Third Party Licensor Agreement expressly listed and identified on Schedule 1.20, which were Purchased Assets or acquired by BP as assets or licenses of the Biofuels Subsidiaries existing at the Effective Date.

1.21 “Licensed Rights” means the Intellectual Property, the Licensed Intellectual Property, and the Enzyme Libraries, subject to all Third Party Consents and the terms of all Third Party Licensor Agreements and all Third Party Licensee Agreements.

1.22 “Licensee” means Verenium Corporation, a Delaware corporation, or any successor or assign pursuant to Section 12.3.

1.23 “Licensee Improvements” means any improvements, additions, modifications, developments, enhancements, updates, derivative works, transformations, translations, adaptations and other changes in or to the Licensed Rights, including any new or improved process, application, method of use, method of manufacture, composition of matter, tool, system, technology, design change, manufacturing or processing technique, or any other invention, discovery or creation, arising or derived from or arising as a result of the practice of any of the Licensed Rights pursuant to this Agreement, including any product derived from the Enzyme Libraries covered by any of the foregoing.

1.24 “Licensee Indemnitees” mean Licensee, each of Licensee’s Affiliates, and the officers, directors, independent contractors, partners, shareholders, members, managers, employees, agents, and successors and assigns of Licensee and Licensee’s Affiliates.

1.25 “Losses” has the meaning given such term in Section 8.1.1.

1.26 “Party” means either BP or Licensee and they may be referred to collectively as “Parties.” A reference to a “Party” includes that Party’s successors in title and assigns or transferees permitted in accordance with the terms of this Agreement.

1.27 “Patent Rights” means all issued patents and pending unpublished and published patent applications (including certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all plant patents and design patents, provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions, term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, and all counterparts of any of the foregoing, as well as the rights to file for, and to claim priority to, such patent rights.

1.28 “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

1.29 “Receiving Party” means any Party or its Affiliate that receives or has access to Confidential Information of the other Party or its Affiliate.

1.30 “Retained Enzyme Libraries” means all collections of (i) live organisms, cell extracts, nucleic acid extracts, nucleic acids cloned into vectors; (ii) proteins, polypeptides, enzymes; and (iii) other organic compositions, in each case of clauses (i), (ii) and (iii) contained in, or derived or manufactured from, samples of diverse biological materials which collections were Excluded Assets (as defined in the Asset Purchase Agreement) existing at the Effective Date and expressly listed and described on Schedule 1.30 hereto.

1.31 “Sale of Commercial LC Product” means the sale, license or other transfer by Licensee, any of its Affiliates or any of their respective Sublicensees, to a Third Party end user of a Commercial LC Product.

1.32 “Software” means all computer software, the tangible media on which it is recorded (in any form) and all supporting documentation, including, without limitation, input and output format, program listings, narrative descriptions, source code, object code, executable code, algorithms, logic and development tools, operating instructions, construction and design specifications, training materials and user manuals, and data and databases, including those pertaining to the design, operation, maintenance, support, development, performance, and configuration of such software, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof.

1.33 “Software Contract” means any contract which conveys or grants BP or any of its Biofuels Affiliates rights to access or use Software.

1.34 “Sublicense” means any grant by Licensee of a written sublicense under the Licensed Rights pursuant to the terms of this Agreement.

1.35 “Sublicensee” means any Third Party to whom Licensee grants a Sublicense.

1.36 “Term” has the meaning given such term in Section 10.1 of this Agreement.

1.37 “Third Party” means a Person other than the Parties to this Agreement and their respective Affiliates.

1.38 “Third Party Licensee Agreements” means any agreement pursuant to which BP or any of the Biofuels Affiliates has granted a license or sublicense under the Licensed Rights to any Third Party as of the Effective Date.

1.39 “Third Party Consents” means the applicable prior consent, sublicense and/or permission of any and all Third Parties, whether such Third Party is a licensor(s) of any of the Licensed Intellectual Property (“Third Party Licensor”) or otherwise, to the grant under any of the Intellectual Property or Licensed Intellectual Property of any of the rights proposed to be granted to Licensee hereunder, in the form as may be required by any such Third Party from time to time.

1.40 “Third Party Licensor Agreement” means an agreement pursuant to which a Third Party Licensor licenses or sublicenses to BP or a Biofuels Affiliate rights with respect to intellectual property rights owned or controlled by such Third Party Licensor, including without limitation any Software Contract.

1.41 “Verenium Change in Control” means the acquisition of Licensee by any Third Party on or before the fifth anniversary of the Effective Date by means of any transaction or series of related transactions to which Licensee is a party (including, any stock acquisition, merger or consolidation), in which transaction or series of transactions (i) the holders of outstanding voting securities of Licensee immediately prior to such transaction or such series of related transactions do not hold, directly or indirectly, at least 50% of the combined outstanding voting power of the acquiring entity, the surviving entity (or Licensee if it is the surviving entity in such transaction), or the acquiring entity’s or the surviving entity’s (or Licensee’s if it is the surviving entity in such transaction) direct or indirect parent entity, immediately after such transaction or series of related transactions, (ii) the members of the board of directors of Licensee immediately prior to such transaction or series of related transactions do not constitute at least a majority of the board of directors of the acquiring entity or the surviving entity (or Licensee if it is the surviving entity of such transaction or such series of related transactions) immediately after such transaction or such series of related transactions, or (iii) the transfer or sale of all or substantially all of the collective business or assets of Licensee, including any such transfer or sale effected of all or substantially all of the collective business or assets of Licensee through a bankruptcy proceeding (whether voluntary or involuntary) or an assignment for the benefit of creditors.

1.42 “Third Party Consent Payments” has the meaning given it in Section 2.6 of this Agreement.

1.43 “Verenium Field of Use” means any field of use outside of and excluding the BP Field of Use.

1.44 “Verenium License Agreement” means the Verenium License Agreement between BP and Licensee, dated as of the Effective Date, as may be amended in accordance with its terms.

1.45 “Verenium Non-Competition Agreement” means the Verenium Non-Competition Agreement between BP and Licensee, dated as of the Effective Date, as may be amended in accordance with its terms.

ARTICLE II

License Grant

2.1 License Grant. Subject to the terms and conditions contained in this Agreement, BP for itself and the Biofuels Affiliates hereby grants to Licensee and its Affiliates a nonexclusive, worldwide, royalty free and fully paid, nontransferable (except as provided in Section 12.3), perpetual and irrevocable (except as expressly provided in Sections 2.3 and 2.8 below) right and license, with the right to sublicense solely as set forth in Section 2.2 hereof, under and with respect to the Intellectual Property and the Licensed Intellectual Property, to make or have made, use or have used, practice or have practiced, improve or have improved, research or have researched, develop or have developed, modify or have modified, enhance or have enhanced, create derivative works of or have derivative works created, market or have marketed, distribute or have distributed, import or have imported, export or have exported, sell, offer for sale, have sold or otherwise dispose of, products or services in all fields of use, in each case subject to all applicable Third Party Licensor Agreements and Third Party Consents and to all applicable Third Party Licensee Agreements, provided, however, the right and license under and with respect to that portion of the Intellectual Property and the Licensed Intellectual Property which is comprised of the LEAP Program Intellectual Property is and shall be limited to the Verenium Field of Use.

Licensee for itself and its Affiliates agrees not to practice or use the Intellectual Property and the Licensed Intellectual Property except as expressly permitted by this Agreement.

2.2 Sublicenses. The license granted in Section 2.3 with respect to the Enzyme Libraries is not sublicensable, or otherwise transferrable by Licensee or its Affiliates except as expressly set forth in Sections 2.3 and 12.3 hereof. Except as provided in the immediately preceding sentence, Licensee and its Affiliates may enter into Sublicenses for the Intellectual Property and the Licensed Intellectual Property, as Licensee may determine in its sole discretion, provided that: (a) promptly upon execution of a Sublicense, Licensee and its Affiliates shall furnish BP with the name and current mailing address of each Sublicensee and with a copy of each Sublicense (which such information, including such Sublicense, shall be treated as Confidential Information of Licensee pursuant to Article VI below and which by necessity may be redacted in part); and (b) the terms of any such Sublicense shall be consistent with the terms of this Agreement.

2.3 Enzyme Libraries. Subject to the terms and conditions contained in this Agreement, BP for itself and the Biofuels Affiliates hereby grants to Licensee and its Affiliates a non-exclusive, worldwide, royalty free and fully paid, nontransferable (except as provided in this Section 2.3 and in Section 12.3), non-assignable, non-sublicensable, perpetual and irrevocable (except as provided below) right and license to BP’s right, title and interest in and to the Enzyme Libraries to use, improve, modify, enhance, create derivate works of or an accession to, update, adopt, transform, translate or change any of the contents of the Enzyme Libraries, subject to all applicable Third Party Licensor Agreements, Third Party Consents, and Third Party Licensee Agreements (the “Enzyme Libraries License”); provided, however, that upon a Verenium Change in Control, the Enzyme Libraries License shall be limited to the Verenium Field of Use, unless either (i) there has been a Sale of Commercial LC Product prior to such Verenium Change in Control (provided that and for so long as the obligations in Section 5.2 have been and are being satisfied by Licensee), or (ii) Licensee or one of its Affiliates acquires a BP Field of Use License from BP in accordance with Section 2.4. For the avoidance of doubt, notwithstanding the limitations contained in this Section 2.3 with respect to the Enzyme Libraries License, Licensee and its Affiliates shall be permitted to sell any products derived from the Enzyme Libraries that are covered by any Licensee Improvements.

BP shall deliver to Licensee a copy of the Enzyme Libraries by delivering or allowing Licensee access to collect a clone or an aliquot of the culture from the Enzyme Libraries, at Licensee’s sole cost and expense. The Enzyme Libraries are non-transferable and non-assignable by Licensee and its Affiliates except as expressly set forth in Section 12.3 hereof, and no right with respect to the Enzyme Libraries shall be sublicensable, by Licensee or its Affiliates, without BP’s prior written consent, provided, however, that to the extent the Enzyme Libraries contain an isolated clone of a gene or its DNA sequence, a subclone thereof, or a purified enzyme produced therefrom, Licensee and its Affiliates may transfer to any particular Third Party (including the Affiliates of such Third Party) up to one hundred (100) unique samples (such samples to be comprised of clones or DNA sequences, subclones and/or enzymes totaling one hundred (100) in the aggregate) without the prior written consent of BP, subject to a written agreement with such Third Party that includes confidentiality and non-use obligations consistent with the terms of this Agreement.

2.4 BP Field of Use License. In the event at the time of a Verenium Change in Control there has not been at least one Sale of Commercial LC Product, then within six (6) months from the Verenium Change in Control Licensee or its acquiror shall have the right to obtain from BP the Enzyme Libraries License in the BP Field of Use on terms to be mutually agreed upon between BP and Licensee or its acquiror pursuant to a separate written license agreement between BP and Licensee or its acquiror (the “BP Field of Use License”). With respect to the BP Field of Use License, the following terms shall be applicable:

(a) a one time, upfront lump sum payment of US $2,000,000 to BP payable on the date of execution of the BP Field of Use License;

(b) a maintenance fee of US $100,000 per month payable to BP for the longer of (i) three (3) years from the Verenium Change in Control, or (ii) the longest remaining unexpired time period under the provisions of Section 3(a), (b) or (c) of the Verenium Non-Competition Agreement;

(c) a running royalty at the rate of 1.5% of gross revenues generated by any Sale of Commercial LC Product in the BP Field of Use, payable for 10 years from the first such Sale of Commercial LC Product. The running royalty rate shall be paid to BP no less frequently than on an annual basis. Upon BP’s written request, Licensee or its acquiror shall provide sufficient evidence of derivation, history, or heritage of any Commercial LC Product;

(d) through the use of an independent auditor, and subject to certain reasonable restrictions (at reasonable times, upon reasonable prior notice, once per year, use of clean teams, etc., consistent with Section 2.9 below), BP shall have the right to inspect and audit Licensee’s, its Affiliates’ or its successor-in-interest’s use of the Licensed Rights in the BP Field of Use; and

(e) Upon notice to BP to acquire the BP Field of Use License, the Non-Assert provisions of Section 3.2 with respect to the Enzyme Libraries and the related Licensed Rights in the BP Field of Use that previously terminated upon the Verenium Change in Control shall be reinstated between BP and Licensee and/or Licensee’s successor-in-interest.

2.5 Regulatory Submissions. Licensee, in its discretion, shall have the right to submit any regulatory submissions. Licensee shall own all right, title and interest in and to such regulatory submissions and approvals, all information and data thereunder, and all such government authorizations, registrations and approvals shall be in the name of Licensee. BP, at Licensee’s request, shall provide all requested assistance with respect to the regulatory submissions, approvals and/or any other communications arising from Licensee’s actions under this Section 2.5. Licensee shall reimburse BP’s reasonable costs and expenses incurred with respect to such requested assistance based upon an agreed budget for such costs and expenses upon presentation by BP of invoices or receipts from a Third Party documenting the amount and payment of such reasonable costs and expenses.

2.6 Third Party Consents. Notwithstanding any other provision of this Agreement, neither BP nor its Biofuels Affiliates are required to make a disclosure of any Licensed Rights, including any Licensed Intellectual Property (including any Software Contract), or procure any rights on Licensee’s behalf, or grant any right, license or sublicense under or to any of the foregoing, to the extent that such Licensed Rights were acquired from a Third Party Licensor under a Third Party Licensor Agreement that prevents or restricts disclosure of such Licensed Rights or the granting of rights, licenses or sublicenses under such Licensed Rights, or such disclosure is otherwise subject to a Third Party Consent requirement, except that (a) if the Third

Party Licensor Agreement restricts disclosure of such Licensed Rights only to a sublicensee that is bound by confidentiality obligations, then BP shall disclose such Licensed Rights to Licensee subject to the confidentiality obligations of Article VI, and (b) if the Third Party Licensor Agreement restricts disclosure of such Licensed Rights or the granting of rights, licenses or sublicenses under such Licensed Rights by requiring the prior written consent of the Third Party Licensor, then Licensee may seek the Third Party Consent, and, if Licensee obtains such Third Party Consent, BP shall grant the license or sublicense under such Licensed Rights pursuant to Section 2.1 or Section 2.3. BP shall not be required to assist Licensee in any way or secure on Licensee’s behalf, any Third Party Consents. Licensee shall be solely responsible for the payment of any money or other consideration that may be required to be paid or given to such Third Party at any time to secure, provide or obtain any Third Party Consents (collectively, “Third-Party Consent Payments”). At no time shall BP be obligated to pay any money or any other consideration or to amend the terms of any Third Party Licensor Agreements, at any time to secure, provide or obtain any Third-Party Consent. The disclosure, license, sublicense or use of the Licensed Rights hereunder shall be made subject to any confidentiality obligations or other restrictions required under the Third Party Licensor Agreement pursuant to which such Licensed Rights were acquired from such Third Party. If a Third Party Licensor Agreement provides a non assert right or protection with respect to Patent Rights to BP or any of its Biofuels Affiliates, if and to the extent the express terms of such non assert provide or extend the benefits or protections of such provision expressly to a sublicensee of BP or any of its Biofuels Affiliates, then subject to the terms of the Third Party Licensor Agreement, Licensee will be entitled to the benefits or protections of such provision to the extent expressly allowed by such Third Party Licensor Agreement and provided (x) BP and its Biofuels Affiliates shall be under no obligation to pay any money or any other consideration or to amend the terms of any Third Party Licensor Agreements at any time to secure, provide or obtain the benefits of such non assert provision to Licensee or its Affiliates, (y) BP and its Biofuels Affiliates shall not be required to make any claim or engage in any litigation or other proceeding to obtain the benefit of any such non assert provision for Licensee and its Affiliates, and (z) Licensee and its Affiliates shall be required to adhere to the express terms of such non assert provision and not cause BP or its Biofuels Affiliates to be in breach of or default under such Third Party Licensor Agreement.

2.7 Third Party Licensee Agreement Restrictions. If any Licensed Rights are subject to licenses or sublicenses granted to Third Parties as of the Effective Date under any Third Party Licensee Agreement, to the extent that such Licensed Rights granted hereunder conflict with the terms of such Third Party Licensee Agreement, such Licensed Rights granted hereunder are granted subject to such terms of such Third Party Licensee Agreement.

2.8 Trademarks and Quality Control. Licensee acknowledges and agrees to the importance to BP and BP’s goodwill and reputation of maintaining high, uniform standards of quality in the products sold and services provided by Licensee and its Affiliates using the Trademarks. Licensee and its Affiliates will continue to meet or exceed the quality standards in Licensee’s business as Licensee maintains on the Effective Date. Upon BP’s reasonable request, during normal business hours, with reasonable prior notice and not more than once per year (and additionally to the extent that an audit shows that Licensee and its Affiliates are not using the Trademarks in material conformance with the terms of this Section 2.8), Licensee and its Affiliates agree to allow BP to verify, audit and inspect samples of Licensee’s products and services which are used with, on or with respect to the Trademarks, including packaging and advertising, to confirm quality standards are being met. Licensee and its Affiliates agree to permit such inspection and to cooperate fully with representatives of BP during any such inspection. If BP, in its discretion, determines that any of Licensee’s or its Affiliate’s use of a particular Trademark fails to comply with the limitations set forth herein, Licensee and/or its Affiliates shall have thirty (30) days from the date of notice of such failure in which to cure any such default. If such failure is not cured within such thirty (30) day period, BP shall have the right to terminate the license and right with respect to that particular Trademark as part of the Licensed Rights, and the right and license to that particular Trademark shall revert to BP and its Affiliates.

2.9 Audit of Licensed Rights. BP shall have the right to inspect at its expense, through an independent auditing firm in the United States reasonably acceptable to Licensee, which acceptance will not be unreasonably delayed or denied by Licensee (“Technology Auditor”), Licensee’s and its Affiliates’ use of the Licensed Rights limited to once per year (and additionally to the extent that an audit shows that Licensee and its Affiliates are not using the Licensed Rights in material conformance with the terms of this Agreement) to confirm to BP Licensee’s and its Affiliates’ compliance with this Agreement. Any such inspections shall be conducted during normal business hours at reasonable times and upon reasonable prior written notice. If any such inspection reveals that Licensee and its Affiliates are not using the Licensed Rights in material conformance with the terms of this Agreement, Licensee and its Affiliates shall promptly take corrective action as directed by BP, and Licensee and its Affiliates shall, as soon as commercially possible using Licensee’s and its Affiliates reasonable commercial efforts, provide evidence of such corrective action to BP including (a) furnishing to BP a written certification from an officer of Licensee that the corrective action has been taken and completed in all material respects, and (b) allowing the Technology Auditor to reinspect the use of the Licensed Rights to verify the corrective action has been taken and completed in all material respects. If Licensee or its Affiliates do not take and complete the corrective action(s) as soon as commercially possible using Licensee’s and its Affiliates’ reasonable commercial efforts, BP may exercise its rights and remedies under this Agreement, at law and in equity with respect thereto.

2.10 Biodiversity Agreements. If Licensee owes any payment under any biodiversity agreement referenced in Section 3.11 of the Disclosure Schedules to the Asset Purchase Agreement as a result of any sale, license or other transfer by BP or any of its Affiliates or their respective licensees to a Third Party of any product developed or produced through the use of the Enzyme Libraries and/or the use of that portion of the Intellectual Property or the Licensed Intellectual Property that covers the Enzyme Libraries, Licensee will invoice BP for the amount of such payment, and BP shall pay the invoice within thirty (30) days after the receipt of the invoice. BP shall have the right to negotiate with the other contracting party or parties under any such biodiversity agreement with respect to any such payments or other terms, including with respect to entering into a new biodiversity agreement to replace any existing agreement and Licensee shall cooperate with BP and use all commercially reasonable efforts to assist BP in obtaining a change in such terms or entering into a new biodiversity agreement.

ARTICLE III

Licensee Improvements; Licensee Non-Assert

3.1 Licensee Improvements. Subject to any applicable Third Party Licensor Agreement and Third Party Consent and Third Party Licensee Agreement, all right, title and interest in and to all Licensee Improvements derived from or arising as a result of the practice of the Licensed Rights by Licensee, its Affiliates or Sublicensees, as permitted by this Agreement, which Licensee, its Affiliates or Sublicensees may have or acquire (other than through BP), make or develop, or have made or developed, solely or jointly with any other Person or Persons, shall be owned by Licensee, its Affiliates or Sublicensees, respectively.

3.2 Licensee Non-Assert. In the event that the use or practice (a) by BP or its Affiliates of the Retained Enzyme Libraries in the BP Field of Use pursuant to the Verenium License Agreement, (b) by BP, its Affiliates or licensees of the Enzyme Libraries, or (c) by BP, its Affiliates or licensees of the LEAP Intellectual Property, including without limitation in each case any modification, enhancement, derivative, transformation, translation or change to any Enzyme Libraries or Retained Enzyme Libraries made by BP or its Affiliates or sublicensees, or resulting from BP’s or its or its Affiliates’ or sublicensees’ exploitation of the LEAP Intellectual Property (collectively, “BP Activities”), would infringe any (i) Patent Right of Licensee or its Affiliates that claims any Licensee Improvement or any modification, enhancement, derivative, transformation, translation or change to any of the Enzyme Libraries or Retained Enzyme Libraries made by Licensee or its Affiliates or (as applicable) licensees or (ii) a patent issuing from an application filed by Licensee or its Affiliates pursuant to Section 4.3.4 (“Licensee Improvement Patent Rights”), then Licensee hereby covenants to BP and its Affiliates and (as applicable) licensees that Licensee and its Affiliates will not, and Licensee will cause the applicable Third Party that owns or has been granted a license or sublicense to any Licensee Improvement Patent Rights not to, assert or enforce such Licensee Improvement Patent Rights against BP or its Affiliates or (as applicable) licensees solely with respect to the BP Activities in the BP Field of Use.

ARTICLE IV

Disclosure of Licensed Rights and Marking

4.1 Disclosure. All disclosures of Licensed Rights under this Agreement shall be made at locations in the United States of America designated by BP, except as otherwise provided for in this Agreement.

4.2 Marking. Licensee agrees to mark any Licensed Rights with the appropriate (a) Patent Rights patent number pursuant to the terms of 35 United States Code ¶ 287 and/or (b) any other BP registration number(s) or BP proprietary rights designations as applicable.

4.3 Assignment of Patent Rights Prior To Abandonment and Patent Applications.

4.3.1 BP shall be under no obligation to file or prosecute any patent application, secure any patent, or maintain any patent application or patent under the Licensed Rights. However in the event that BP decides not to continue prosecution of or not to pay any required taxes or maintenance fees for any such patent application or patent within the Licensed Rights, then BP shall, at least ninety (90) days before the date which such action is required, send written notice to Licensee advising of such decision and shall maintain any such application or patent active up to such date.

4.3.2 Upon receipt of the notice provided for in Section 4.3.1, Licensee shall have the right but not the obligation to take action at its own expense to maintain such patent application or patent active. If Licensee decides to maintain such patent application or patent active, Licensee will provide written notice of such decision and BP shall have no obligation to take any action or do anything other than the following upon receipt of written request from Licensee:

(a) Promptly assign such patent application or patent or such invention to Licensee or its designee; and

(b) Provide Licensee or its designee with such information and documents necessary to maintain such patent application or patent active or in force.

4.3.3 In the event of an assignment pursuant to Section 4.3.2, Licensee agrees to grant and shall grant to BP and its Affiliates a fully paid up, irrevocable, non-exclusive, worldwide immunity from suit under the assigned patent application or patent or any patent application filed for any assigned invention. The immunity from suit granted in this Section 4.3.3 shall convey to BP and its Affiliates the right to exercise all rights of the new owner, or its designee as the case may be, except for the right to:

(a) convey title;

(b) grant exclusive licenses; and

(c) sue for enforcement,

under the Verenium License Agreement.

4.3.4 Following a written request by Licensee to BP to prepare and file a patent application on an invention or file a patent application in an additional jurisdiction, within the Licensed Rights, if BP notifies Licensee in writing within ninety (90) days after receipt of such request that it does not intend to prepare and file a patent application on such invention, Licensee shall have the right to prepare and file such patent application on such an invention or in such an additional jurisdiction, at Licensee’s sole cost and expense, and Licensee will provide written notice to BP of its exercise of such right. BP shall provide Licensee or its designee with such information and documents necessary to prepare and file such patent application. BP shall assign and hereby assigns to Licensee all BP’s right title and interest in and to such patent application.

4.3.5 In the event Licensee does not choose to take action at its own expense to maintain such patent application or patent active or to file a patent application on such an invention, and fails to give the required notice under Section 4.3.2 or 4.3.4 as applicable, then BP shall be free to sell, assign or otherwise transfer said patent application or patent to any Third Party, including any competitor of either Licensee or BP notwithstanding any other restriction, but subject to the grant of Licensed Rights hereunder as subject to Section 4.3.3 above.

ARTICLE V

Fully Paid License

5.1 Royalty Free, Fully Paid Licenses. Subject to Sections 2.1, 2.3 and 5.2, the licenses and other rights granted pursuant to this Agreement by BP to Licensee and its Affiliates shall be royalty-free and deemed fully paid-up in consideration for the Parties entering into and consummating the transactions contemplated by the Asset Purchase Agreement.

5.2 Commercial LC Product Royalty Terms.

5.2.1 If prior to a Verenium Change in Control, there has been at least one Sale of Commercial LC Product, then the following payments shall be made to BP by Licensee:

(a) a one time, upfront lump sum payment of US $2,000,000 to BP payable to BP upon the Verenium Change in Control;

(b) a maintenance fee of US $100,000 per month payable to BP for the longer of (i) three (3) years from the Verenium Change in Control, or (ii) the longest remaining unexpired time period under the provisions of 3(a), (b) or (c) of the Verenium Non-Competition Agreement; and

(c) a running royalty at the rate of 1.5% of gross revenues generated from any Sale of Commercial LC Products in the BP Field of Use, payable for ten (10) years from the Verenium Change in Control. The running royalty rate shall be paid to BP during any twelve (12) month period commencing on the date of the Verenium Change in Control and ending on the anniversary thereof each year (each a “Reporting Year”). Upon BP’s written request, Licensee or its acquiror shall provide sufficient evidence of derivation, history, or heritage of any Commercial LC Product. BP shall invoice Licensee for royalties due under this provision within thirty (30) days after the end of the Reporting Year, and Licensee shall pay the invoice within thirty (30) days after the receipt of the invoice. Any payment due by Licensee to BP under this Section 5.2.1(c) that is not paid during the thirty (30) day period shall bear interest, from the thirty-first (31st) day following receipt of the invoice relating thereto until the date such amount is paid, at the rate of one percent (1%) per month or the maximum rate permitted by law, if less. Licensee shall pay all expenses and fees, including reasonable attorneys’ fees and court costs, incurred in the collection of any past due amount.

5.2.2 Licensee shall keep complete, true and accurate books and records of all Sales of Commercial LC Product in the BP Field of Use in accordance with generally accepted accounting principles in sufficient detail for BP to determine the amounts of the running royalty due under Section 5.2.1(c) of this Agreement. Licensee will keep such books and records for at least six (6) years following the end of the Reporting Year to which they pertain.

5.2.3 BP may, at its expense (except as provided for in this Section 5.2.3), cause an independent, certified public accounting firm selected by it and reasonably acceptable to Licensee (the “Audit Team”) to audit during ordinary business hours and upon mutually agreed upon times, but no more than once in respect of any Reporting Year, only those books and records of Licensee, its Affiliates and Sublicensees that pertain to the calculation of royalties under Section 5.2.1(c) for any given Reporting Year, and the correctness of any payments made or required to be made to or by Licensee during such time, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this Agreement, the Audit Team shall enter into a customary confidentiality agreement with Licensee. The Audit Team shall treat all information obtained in such audit as Confidential Information and shall not disclose the same to BP or others, except that the Audit Team may disclose to BP whether the calculation of royalties due under this Agreement was correct or incorrect, and if incorrect, the amount by which such calculation was incorrect. If any audit shows any under-reporting or underpayment of royalties by Licensee, Licensee shall remit such underpayment to BP within thirty (30) days of receiving the final audit report establishing such obligation. Further, if the audit for any one or more Reporting Years shows an under-reporting or underpayment for that period in excess of 10% of the amounts properly determined, Licensee shall reimburse BP for its reasonable out-of-pocket expenses of such audit, which reimbursement shall be made within thirty (30) days of receiving appropriate invoices and other support for such audit-related costs. If any audit shows any over-reporting or overpayment of royalties by Licensee, BP shall remit such overpayment to Licensee within thirty (30) days of receiving the final audit report establishing such obligation. Nothing contained herein is intended to waive or limit Licensee’s right to contest the accuracy of any audit undertaken by BP.

ARTICLE VI

Confidentiality

6.1 Confidentiality. During the Term, each Party in its capacity as a Receiving Party (on behalf of itself and its Affiliates) shall hold all Confidential Information of the Disclosing Party in confidence and shall not disclose, use, copy, publish, distribute, display, disseminate, provide access to or in any way disburse any Confidential Information, except: (a) as reasonably necessary to carry out its responsibilities under this Agreement; (b) as otherwise allowed under this Agreement; or (c) with written consent of the Disclosing Party. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its and its Affiliates’ employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the Disclosing Party.

6.2 Exceptions. The obligations set forth in Section 6.1 shall not apply to any portion of Confidential Information which the Receiving Party can prove by competent evidence:

6.2.1 is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or its Affiliates in breach of this Agreement, generally known or available;

6.2.2 is known by the Receiving Party or its Affiliates at the time of receiving such information as evidenced by documentation pre-dating disclosure to the Receiving Party or its Affiliates by the Disclosing Party;

6.2.3 is furnished to the Receiving Party by a Third Party that is free to disclose to others without breach of any obligation of confidentiality or non-disclosure; or

6.2.4 was independently developed by the Receiving Party or its Affiliates without reference to information provided by the Disclosing Party, as evidenced by clear documentation.

6.3 Permitted Disclosures. The Receiving Party and its Affiliates are expressly authorized to disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

6.3.1 exercising the rights and performing the obligations of the Receiving Party under this Agreement;

6.3.2 prosecuting or defending litigation as permitted by this Agreement;

6.3.3 complying with applicable laws and regulations;

6.3.4 disclosure to FDA, DOE, USDA or EPA or any comparable or successor government agencies worldwide;

6.3.5 disclosure to employees, agents, consultants and independent contractors of the Receiving Party and its Affiliates only on a need-to-know basis and solely as necessary in connection with the performance of this Agreement, provided that each disclosee must be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article VI prior to any such disclosure; or

6.3.6 disclosure to any bona fide potential investor, investment banker, acquirer, merger partner, or other potential financial partner; provided that in connection with such disclosure, the Disclosing Party shall inform each disclosee of the confidential nature of such Confidential Information and use reasonable efforts to cause each disclosee to treat such Confidential Information as confidential.

In the event the Receiving Party or any of its Affiliates is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.3.2 or 6.3.3, it will, except where impracticable, provide the Disclosing Party at least sufficient prior written notice of any such disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy. Notwithstanding the foregoing, the Receiving Party and its Affiliates shall take all reasonable action to preserve the confidentiality of the Confidential Information of the Disclosing Party, including, without limitation, by cooperating with the Disclosing Party to obtain a protective order or other appropriate remedy.

6.4 Notice of Non-Permitted Disclosure. If the Receiving Party becomes aware of any unauthorized use or disclosure of the Confidential Information of the Disclosing Party, the Receiving Party shall promptly notify the Disclosing Party in writing.

6.5 Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that would result to the Disclosing Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article VI. In addition to all other remedies, the Disclosing Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article VI.

ARTICLE VII

Representations and Warranties

7.1 Representations and Warranties of BP. BP represents and warrants to Licensee as of the Effective Date:

7.1.1 BP (a) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and (b) has all requisite power and authority to enter into this Agreement.

7.1.2 This Agreement is a valid and binding obligation of BP enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 BP Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.1, BP EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES BASED UPON COURSE OF DEALING OR TRADE USAGE.

7.3 Licensee’s Representations and Warranties. Licensee represents and warrants to BP as of the Effective Date:

7.3.1 Licensee (a) is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction, and (b) has all requisite power and authority to enter into this Agreement.

7.3.2 This Agreement is a valid and binding obligation of Licensee enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate in any material respect any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.4 Licensee Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.3, LICENSEE EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES BASED UPON COURSE OF DEALING OR TRADE USAGE.

ARTICLE VIII

Risk Allocation

8.1 Indemnification.

8.1.1 By BP. Subject to the provisions of Section 8.4 and Article IX below, BP hereby agrees to defend, indemnify and hold harmless the Licensee Indemnitees from and against any losses, damages liabilities, expenses and costs, including reasonable attorneys’ fees and legal expenses (“Losses”) incurred by any of the Licensee Indemnitees as a result of any claim, demand, action or other proceeding by any Third Party (“Claim”) arising from or related to (a) any material breach of the representations, warranties, covenants or agreements of BP under this Agreement; and (b) any negligence or intentional misconduct by BP, its Affiliates or their respective employees, agents or representatives in performing its covenants, agreements or obligations under this Agreement. The foregoing indemnification, defense and hold harmless obligation will not apply to the Licensee Indemnitees, respectively, in the event and to the extent that a court of competent jurisdiction determines that such Claims arose as a result of any Licensee Indemnitee’s respective negligence, intentional misconduct or breach of this Agreement, but only up to and to the extent of the respective Licensee Indemnitee’s proportional share of fault or responsibility.

8.1.2 By Licensee. Subject to the provisions of Section 8.4 and Article IX below, Licensee hereby agrees to defend, indemnify and hold harmless the BP Indemnitees from and against any Losses incurred by any of the BP Indemnitees as a result of any Claim arising from or related to (a) any material breach of the representations, warranties, covenants or agreements of Licensee under this Agreement; and (b) any negligence or intentional misconduct by Licensee, its Affiliates or their respective employees, agents or representatives in performing the covenants, agreements or obligations under this Agreement. The foregoing indemnification, defense and hold harmless obligation will not apply in the event and to the extent that a court of competent jurisdiction determines that such Claims arose as a result of any BP Indemnitee’s negligence, intentional misconduct or breach of this Agreement, but only up to and to the extent of the respective BP Indemnitee’s proportional share of fault or responsibility.

8.2 Procedure. To receive the benefit of indemnification under Section 8.1, the Indemnitees must (a) promptly provide notification of the claim and reasonable cooperation to the Indemnitor; provided that failure to promptly notify Indemnitor will not limit the claim for indemnification hereunder except to the extent that such failure actually prejudices Indemnitor, (b) tender to Indemnitor complete control of the defense, settlement and compromise of the claim; provided that Indemnitor will not settle any such claim without the consent of Indemnitee unless a full release of Indemnitee is obtained from all Third Party claimants; and (c) not make any admissions to any Third Party regarding the claim or settle any indemnified claim except as approved by Indemnitor in writing or as required by applicable law. Any Indemnitee may participate in its defense at its own cost and expense and Indemnitor will consult with Indemnitee in connection with defense and settlement. The foregoing states the entire liability of the applicable Indemnitor in respect of any Claim. Nothing contained in this provision or this Agreement is, however, intended to require Indemnitor to pay to any Indemnitee any amount other than (i) for the costs of Indemnitee’s defense, if Indemnitor elects not to defend; and (ii) such amounts actually paid by Indemnitee to the Third Party claimant if Indemnitor fails to pay the Third Party claimant directly for any settlement approved by Indemnitor or any finally awarded judgment in favor of the Third Party claimant.

8.3 Insurance. Unless self insured, each Party will procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during the Term. It is understood that such insurance will not be construed to create a limit of either party’s liability with respect to its indemnification, defense or hold harmless obligations under this Article VIII.

8.4 LIMITATION OF LIABILITY. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE VI OR AS OTHERWISE PROVIDED IN SECTION 8.1 WITH RESPECT TO THIRD PARTY CLAIMS, NO PARTY WILL BE LIABLE TO ANY OTHER PARTY FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

ARTICLE IX

Infringement

9.1 Notice. Each Party shall notify the other Party in writing of any known or suspected Third Party activity that may infringe, misuse or in any way misappropriate the Licensed Rights, which notice shall set forth available facts with respect to such infringing activity.

9.2 Infringement Actions – BP Rights.

(a) For any known or suspected Third Party activity that may infringe, misuse or in any way misappropriate the Licensed Rights, BP shall have the right, but not the obligation, to commence any action including, without limitation, notifying the infringer to cease and desist all such infringing activity, filing a complaint and/or instituting a law suit, for any known or suspected Third Party activity that may infringe any of the Licensed Rights or otherwise misuse or misappropriate any Licensed Rights (collectively, “Action”). In such instances in which BP commences an Action, BP shall have sole control of any such Action including, without limitation, any settlement negotiations. BP shall be responsible for all costs and expenses for any Action that BP initiates. Licensee agrees to cooperate with and join as a necessary party in any Action at the request of BP and at BP’s expense. Licensee may be represented by Licensee’s counsel in any such Action, at Licensee’s own expense, provided that Licensee’s counsel shall act in an advisory but not controlling capacity.

(b) The prosecution, settlement, or abandonment of any Action brought under Section 9.2(a) shall be at BP’s discretion.

(c) All recoveries by way of royalties, damages and claims (including penalties and interest) with respect to an Action instituted during the Term, excluding any prosecuted by Licensee under Section 9.3 below, shall belong to BP.

9.3 Infringement Actions – Licensee Rights.

(a) If a Third Party infringes, misuses or in any way misappropriates any of the Licensed Rights, Licensee shall first make a written request that BP proceed in accordance with Section 9.2. If BP fails or declines to proceed within ninety (90) days after receipt of a written request by Licensee to do so, and BP does not have a reason based upon a reasonable commercial interest of BP for failing or declining to proceed in accordance with Section 9.2 hereof, then Licensee shall have the right, but not the obligation, to take any Action in defense of the Licensed Rights, provided, that Licensee provides BP written notice of the Action, which notice shall include a description of the Action, promptly after Licensee takes any Action. Any Action by Licensee pursuant to this Section 9.3 shall be at Licensee’s own expense, provided, that within thirty (30) days after receipt of the notice of the Action, BP shall have the right to jointly prosecute the Action and to fund up to one-half ( 1/2) the costs thereof.

(b) In such instances in which Licensee commences an Action, Licensee shall have sole control of any such Action including, without limitation, any settlement negotiations. BP may be represented by BP’s counsel in any such Action, at BP’s own expense (subject to reimbursement under this section), provided that, subject to BP’s right to jointly prosecute pursuant to Section 9.3(a) above, BP’s counsel shall act in an advisory but not controlling capacity. BP will cooperate with Licensee, at Licensee’s expense, and execute any documents reasonably necessary for Licensee to exercise Licensee’s rights under this Section.

(c) All recoveries by way of royalties, damages and claims (including penalties and interest) with respect to an Action instituted by Licensee pursuant to Section 9.3(b) above, shall belong to Licensee.

ARTICLE X

Term

10.1 Term. The term of this Agreement (the “Term”) shall begin upon the Effective Date and continue in perpetuity, unless terminated by the written agreement of BP and Licensee.

10.2 Rights in Bankruptcy. The Parties agree and acknowledge that the rights granted by this Agreement are licenses of rights to “intellectual property” as such term is defined under Section 101 of the Title 11 of the United States Code, 11 U. S. C. §§ 101-1330, as now in effect or hereafter amended (the “Bankruptcy Code”). The Parties further acknowledge and agree that Licensee shall retain and may fully exercise and enjoy all rights and elections available to it under the Bankruptcy Code including those rights under Section 365(n) of the Bankruptcy Code, as well as all other applicable laws and regulations. The Parties further agree that in the event of the commencement of a bankruptcy proceeding under the Bankruptcy Code by or against a licensor of rights to intellectual property under this Agreement, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to Licensee upon Licensee’s written request upon any such commencement of a bankruptcy proceeding, unless such licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon rejection of this Agreement by or on behalf of such licensor.

ARTICLE XI

Dispute Resolution

11.1 Objective. The Parties recognize that disputes as to certain matters may from time to time arise under this Agreement which relate to the rights or obligations of BP and/or Licensee under this Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article XI to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

11.2 Notice of Dispute. If there is an unresolved dispute relating to the terms of this Agreement, or the performance thereof, Licensee or BP may commence the dispute resolution process by giving the other party formal written notice of the dispute, including a description for the dispute in reasonably detail including the facts underlying the dispute, and the provision of this Agreement under which the dispute has arisen.

11.3 Resolution by Senior Executives. If the dispute remains unresolved for 30 days after the dispute notice has been delivered, Licensee or BP may refer such dispute to the President of Licensee and the Chief Executive Officer of BP, who shall meet in person or by telephone within 30 days after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such officers within such 30-day period (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 11.4.

11.4 Arbitration. Any dispute that is not resolved as provided in Section 11.3 may be referred to arbitration in accordance with this Section 11.4, by Licensee or BP. Such arbitration shall be conducted in New York, New York, or any other place selected by mutual agreement of Licensee and BP, in accordance with the Commercial Arbitration Rules of the AAA. Such arbitration shall be conducted by a single arbitrator with knowledge of and experience with the alternative energy industry appointed by mutual consent of Licensee and BP or appointed by the AAA if the Parties are unable to select an arbitrator within 30 days. The arbitrator shall apply the governing law set forth in Section 12.1 hereof. The arbitrator shall determine what discovery shall be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The decision of the arbitrator shall be final and binding and conclusive on the Parties, and the judgment thereon may be entered into any court having jurisdiction over the Parties and the subject matter thereof. The costs and expenses of the arbitration, but not the costs and expenses of the Parties, will be shared equally by the Licensee and BP; provided that if the arbitrator determines that one Party prevailed in the proceeding, then the other Party will bear the entire cost and expense of the arbitration. If a Party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other Party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the Parties and the arbitrator will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.

11.5 Decision. The arbitrator shall, within 15 days after the conclusion of the arbitration hearing pursuant to Section 11.4, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be authorized to award compensatory damages, but shall not be authorized (a) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (b) to award punitive damages, or (c) to reform, modify or materially change this Agreement; provided, however, that the damage limitations described in clauses (a) and (b) of this sentence will not apply if such damages are statutorily imposed.

11.6 Court Actions. Notwithstanding the foregoing, (a) any Party shall be permitted to seek a preliminary injunction or other equitable remedy in the courts to preserve rights, which may otherwise be lost or encumbered in the absence of injunctive relief, or to preserve the status quo, including but not limited to preserve confidentiality of Confidential Information, and (b) any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Licensed Rights or other intellectual property rights that are the subject of this Agreement shall be submitted to a court of competent jurisdiction in which such Licensed Rights or other intellectual property rights were granted or arose.

11.7 Remedies Cumulative. The remedies of the Parties are cumulative and not exclusive, and except as otherwise expressly provided in this Agreement to the contrary, each Party shall have all rights and remedies available under this Agreement, at law or in equity.

ARTICLE XII

General Provisions

12.1 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York, United States of America, to the exclusion of both its principles and rules on conflicts of laws and the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

12.2 Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors, and nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship among the Parties. None of the Parties will have any right, power or authority to assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of any other Party.

12.3 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred directly or indirectly (including without limitation by merger including by or through merger of a subsidiary, sale of stock, sale of assets or otherwise) by any Party without the prior written consent of Licensee (in the case of any assignment or transfer by BP), or BP (in the case of any assignment or transfer by Licensee), which consent shall not be unreasonably withheld; provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations under this Agreement without the other Party’s consent in connection with the transfer or sale of all or substantially all of the collective business or assets of the Party related to this Agreement to a Third Party, whether by merger (including by or through merger of a subsidiary), sale of stock, sale of assets or otherwise, provided that this Agreement and the applicable Non-Competition Agreement, must be assumed by the Third Party in writing, and the assigning Party shall remain secondarily liable and responsible to the non-assigning Party for the performance and observance of all such duties and obligations by such Third Party under this Agreement and under the applicable Non-Competition Agreement, provided further that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party in such transaction (if other than one of the Parties to this Agreement) shall not be included in the intellectual property rights licensed or assigned under this Agreement. Either Party can transfer its rights and obligations under this Agreement to an Affiliate without the consent of the other Party; however, the assigning Party can only transfer its rights and obligations under this Agreement to an Affiliate if such assigning Party transfers this Agreement and the applicable Non-Competition Agreement together, and in whole but not in part, to an Affiliate that is wholly owned directly or indirectly by the ultimate parent company of the assigning Party, without the other Party’s consent, and provided that the assigning party shall remain secondarily liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate and such Affiliate assumes in writing this Agreement and the applicable Non-Competition Agreement.

This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment or transfer by operation of law or change in control not in accordance with this Section 12.3 will be null and void.

12.4 Entire Agreement; Amendment; Waiver. This Agreement, together with all schedules attached hereto which are hereby incorporated by reference, the Asset Purchase Agreement, the Verenium Non-Competition Agreement, the Verenium License Agreement, the BP Non-Competition Agreement and the other agreements by or among the Parties expressly referred to herein or in the Asset Purchase Agreement, the terms and conditions of which are herby incorporated by reference, constitutes and contains the entire understanding and agreement of the parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements between the Parties, whether oral or written, regarding the subject matter hereof. No waiver, modification, or amendment of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each of the Parties. A waiver by a Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.

12.5 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable laws and regulations, but, if any provision of this Agreement is held to be prohibited by or invalid under applicable laws and regulations, such provision will be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or of this Agreement. The Parties will make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

12.6 Further Assurances. Each Party agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

12.7 No Third Party Beneficiaries. This Agreement is neither expressly or impliedly made for the benefit of any Third Party except for the Indemnitees as provided in Section 8.1.

12.8 Force Majeure. No Party shall be liable to any other Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by any Force Majeure Event. The Party affected by such Force Majeure Event will provide the other Parties with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

12.9 Notices. Any notice to be given under this Agreement shall be in writing and shall be considered to be given and received in all respects when hand delivered, upon written confirmation of delivery after being sent by prepaid express or courier delivery service, upon confirmation of receipt when sent by facsimile transmission or three days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:

If to Licensee: Verenium Corporation 55 Cambridge Parkway Cambridge, MA 02142 Attention: Chief Legal Officer and Chief Financial Officer Fax: (617) 674-5353	If to BP: BP Biofuels North America LLC Attention: Director of Business Development 150 West Warrenville Road Naperville, IL 60563 Fax: (630) 836-5855

12.10 No Implied Licenses. Nothing herein shall be construed as granting, by implication, estoppel or otherwise, any license or other right to any intellectual property other than as expressly granted hereunder.

12.11 Interpretation.

12.11.1 Captions, Headings and Recitals. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. The recitals appearing at the beginning of this Agreement are incorporated into this terms and conditions in full by this reference thereto.

12.11.2 Singular and Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders.

12.11.3 Articles, Sections and Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

12.11.4 Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

12.11.5 Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against any Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

12.11.6 English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

12.12 Counterparts. This Agreement may be executed simultaneously in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representative legal counsel, any one of which need not contain the signature of more than one party but both such counterparts taken together will constitute one and the same agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers, effective as of the Effective Date.

Verenium Corporation			BP Biofuels North America LLC

By:	/s/ Carlos A. Riva		By:	/s/ Susan A. Ellerbusch
	Name:	Carlos A. Riva		Name:	Susan A. Ellerbusch
	Title:	President and Chief Executive Officer		Title:	President

[Signature Page – BP License Agreement]

Schedule 1.15

To BP License Agreement

Enzyme Libraries

[…***…]

*** Confidential Treatment Requested

Schedule 1.17

To BP License Agreement

Intellectual Property

[…***…]

*** Confidential Treatment Requested

Schedule 1.19

To BP License Agreement

LEAP Program Intellectual Property

[…***…]

*** Confidential Treatment Requested

Schedule 1.20

To BP License Agreement

Licensed Intellectual Property

[…***…]

*** Confidential Treatment Requested

Schedule 1.30

To BP License Agreement

Retained Enzyme Libraries

[…***…]

*** Confidential Treatment Requested